Exhibit 99.1

Kindred Biosciences Secures $50 Million Debt Facility with Solar Capital Partners
SAN FRANCISCO, California (October 2, 2019) - Kindred Biosciences, Inc. (Nasdaq: KIN), a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets, today announced the closing of a $50 million senior secured debt facility with investment affiliates managed by Solar Capital Partners, LLC.

“We are pleased to have further strengthened our balance sheet and extended our operating cash runway with this non-dilutive financing. The strong credit market and high demand among lenders enabled us to achieve attractive terms on this facility. This gives us the potential to fund the current operating plan at least through the end of 2021, by which time we expect approval and launch of multiple additional products with substantial revenue potential. Assuming typical refinancing, we expect to pay the principal of the loan after we achieve positive cash flow,” said Richard Chin, Chief Executive Officer of KindredBio. “We continue to make substantial progress on our deep pipeline, with six positive pilot efficacy studies and three positive pivotal studies in a row. We look forward to a number of important catalysts through year-end as we execute on our capital-efficient business model.”

The non-dilutive financing agreement provides KindredBio with up to $50 million of borrowing capacity available in three tranches, each bearing interest at 1-Month LIBOR + 6.75% with a floor of 2.17%. Under the terms of the agreement, an initial tranche of $20 million was funded at closing. KindredBio is required to make interest only payments on a monthly basis through October 2021. An additional $30 million will be available in two tranches at the company’s option, subject to certain conditions. The entire debt facility will mature on September 30, 2024. Further information with respect to the credit facility is set forth in a Form 8-K filed by KindredBio with the Securities and Exchange Commission on October 2, 2019.
Cantor Fitzgerald & Co acted as Sole Lead Arranger and financial advisor to KindredBio on this transaction.

KindredBio’s President and Chief Operating Officer, Denise Bevers, will present today at the Cantor Global Healthcare Conference in New York City. The presentation will take place at 8:20-8:50a.m ET in Grand Ballroom 2, and will be webcast here.

About Kindred Biosciences

Kindred Biosciences is a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The company's strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats, and horses. KindredBio has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.

About Solar Capital Partners, LLC.
Solar Capital Partners, LLC (“Solar Capital Partners”) is an SEC-registered investment adviser that primarily invests directly in leveraged, U.S. middle market companies in the form of cash flow and asset-based senior secured investments. Solar Capital Partners manages approximately $5.5 billion of investable capital, including serving as the investment adviser to two publicly-traded business development companies, Solar Capital Ltd. and Solar Senior Capital Ltd. Solar Capital Partners’ life science lending business provides financing solutions for later-stage bio-pharma, medical device, healthcare IT and healthcare services companies, both venture-backed private and public, and from pre-revenue clinical to early commercial stage. For more information, please visit http://www.solarcapltd.com/Life-Science-Lending.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our

Exhibit 99.1

expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our products and our product candidates for the foreseeable future; the likelihood that our revenue will vary from quarter to quarter; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our products and our lead product candidates which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our products and our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain and maintain patent protection and other intellectual property protection for our products and our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts

Katja Buhrer
Katja.buhrer@kindredbio.com
(917) 969-3438